Exhibit 10.3
SoundBite Communications, Inc.
2010 Management Cash Compensation Plan (Amended and Restated as of May 6, 2010)
Purpose
The purpose of this 2010 Management Cash Compensation Plan (this “Plan”) of SoundBite Communications, Inc. (“SoundBite”) is to provide a balanced compensation package for SoundBite’s management for 2010, in light of SoundBite’s needs and stage of development. This Plan seeks to establish competitive levels of management compensation, integrate management’s pay with SoundBite’s performance, and facilitate the attraction and retention of qualified management. This Plan is intended to align management’s financial interests with those of stockholders and to increase stockholder value through continued revenue growth coupled with improved financial performance. This Plan is designed to focus management on increasing revenue, achieving profitability, and meeting intermediate- and long-term strategic objectives. The bonus opportunity is tied directly to factors that are expected to increase stockholder value.
Participants
The following members of management will participate in this Plan:
•	President and Chief Executive Officer

•	Chief Operating Officer and Chief Financial Officer

•	Chief Technology Officer

•	Chief Marketing and Business Development Officer

•	Executive Vice President of Sales and Client Management
Compensation
Compensation for each participant consists of two components: base salary and a variable performance-based bonus.
In 2009 the Compensation Committee of SoundBite’s Board of Directors engaged a third-party executive compensation consulting firm to review senior management compensation and to advise the Compensation Committee with respect to 2010 compensation for senior management, including each of the participants. Based in part on information and advice provided by the compensation consultants, the Compensation Committee established a base salary and a variable performance-based bonus for each participant after considering a number of factors, including: the status of the competitive marketplace for the participant’s position, including a comparison of base salaries and bonuses for comparable positions at peer companies of SoundBite; the responsibilities of the position; the level of experience of the participant; and the knowledge required of the participant.
1.	Base Salary

The base salary of each participant for 2010 is set forth on Schedule 1.

2.	Variable Performance-Based Bonus
     A. Bonus Target Available

The aggregate amount of the target bonus available for all participants is $465,417 (the “Bonus Target”).
B.	Bonus Target Calculation

The aggregate amount of the Bonus Target payable to all participants will equal the sum of components for revenue, pro forma operating income, and strategic initiatives and goals, each as described below.
•	Revenue Component: Forty percent of the Bonus Target ($186,167) will consist of a component based on revenue recognized in 2010 in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The revenue component of the Bonus Target will be earned on an annual basis and will be computed in accordance with a schedule approved by the Compensation Committee, which schedule shall provide that the revenue component of the Bonus Target will be payable in full if and only if revenue for 2010 equals or exceeds the amount of revenue reflected in SoundBite’s operating plan for 2010 (as approved by the Board of Directors, the “Operating Plan”).

•	Pro Forma Operating Income Component: Thirty percent of the Bonus Target ($139,625) will consist of a component based on pro forma operating income for 2010. For these purposes, “pro forma operating income” shall be defined as operating income determined in accordance with U.S. GAAP, plus (a) the total amount of expense recorded in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), (b) the total amount of amortization of intangibles recorded in accordance with U.S. GAAP and (c) the total amount of expense recorded in accordance with U.S. GAAP as a result of the pro forma operating income component of the Bonus Target as provided under this Plan. The pro forma operating income component of the Bonus Target will be earned on an annual basis and will be computed in accordance with a schedule approved by the Compensation Committee, which schedule shall provide that the pro forma operating income component of the Bonus Target will be payable in full if and only if pro forma operating income for 2010 equals or exceeds the amount of operating income reflected in the Operating Plan plus $139,625 (the amount of the pro forma operating income component of the Bonus Target).

•	Strategic Initiatives and Goals Component: The participants have been provided with group strategic initiatives and goals in order to align the interests of senior management and to build a more cohesive management team. Thirty percent of the Bonus Target ($139,625) will consist of a component based on strategic initiatives and goals to be approved by the Compensation Committee.
The Compensation Committee will have full discretion to evaluate and determine the extent to which each of the revenue, pro forma operating income, and strategic initiatives and goals components of the Bonus Target has been satisfied for 2010, consistent with the measurement criteria set forth in, or pursuant to, this Plan.

C.	Allocation and Payment of Bonus Target

The Bonus Target will be allocated among the participants in accordance with the percentages set forth under “Bonus Target—%” on Schedule 1. Payment of the Bonus Target amounts to the several participants will be due within 30 days after the later of (i) the issuance by SoundBite’s independent registered public accounting firm of an audit report with respect to SoundBite’s consolidated financial statements for 2010 and (ii) the determination and approval by the Compensation Committee of the Bonus Target payable under this Plan.

Schedule 1
Base Salaries and Bonus Target Allocations

			Bonus Target
Name	Title	Base Salary	$	%
James A. Milton	President and Chief Executive Officer	$330,000	$175,000	37.60%
Robert C. Leahy	Chief Operating Officer and Chief Financial Officer	250,000	110,000	23.63
Timothy R. Segall	Chief Technology Officer	235,000	75,000	16.11
Mark D. Friedman	Chief Marketing and Business Development Officer	235,000	75,000	16.11
Diane Albano	Executive Vice President of Sales and Client Management	162,917	30,417	6.55

Totals			$465,417	100.00%

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